As filed with the Securities and Exchange Commission on February 10, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

7372

(Primary Standard Industrial Classification Code Number)

81-1035353

(IRS Employer Identification Number)

17015 Red Run Blvd. Suite 101, Owings Mills, Maryland 21117
(Address of Principal Executive Offices) (Zip Code)

Avatech Solutions, Inc. Restricted Stock Award Plan

(Full Title of the Plan)

Christopher D. Olander, General Counsel, 10715 Red Run Blvd. Suite 101, Owings Mills, Maryland 21117

(Name, Address, Including Zip Code of Agent for Service)

(410) 581-8080

(Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Hillel Tendler, Esquire

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.,

One South Street, 27th Floor,

Baltimore, Maryland 21202

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount of shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.01 per share	600,000	$1.69	$1,014,000	$108.50

(1)	This registration statement registers an additional 600,000 shares of the same class as other securities for which a registration statement filed on this form relating to the same employee benefit plan is effective. We previously registered 200,000 shares of common stock pursuant to the registrant’s Restricted Stock Award Plan, on a registration Statement on Form S-8 filed on July 14, 2003 (File No. 333-107017) which registration Statement, in accordance with Rule 416, covered an additional 400,00 Shares which subsequently became issuable by the Registrant as the result of a stock dividend. We will have an aggregate of 1,200,000 shares registered pursuant to the Registrant’s Restricted Stock Award Plan upon the effectiveness of this Registration Statement, plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the Plan.
(2)	Based on average of the bid and asked prices, or $1.69 per share, of Registrant’s common stock reported on the OTC Bulletin Board on February 6, 2006 in accordance with Rule 457(c).

EXPLANATORY NOTE

This Registration Statement is filed pursuant to General Instruction E of Form S-8 for the purpose of registering 600,000 additional shares of common stock, par value $0.01 per share (“Common Stock”), of Avatech Solutions, Inc., a Delaware corporation (the “Registrant”), reserved for issuance upon the exercise of stock options that may be granted under the Avatech Solutions, Inc. restricted Stock Award Plan (the “Plan”). A registration statement filed on Form S-8 relating to the Plan is currently effective. The Registrant has elected to rely upon General Instruction E to Form S-8, which permits the filing of an abbreviated registration statement for the registration of additional securities for an employee benefit plan for which an earlier S-8 registration is effective. Consequently, pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 File No. 333-107017 are incorporated by reference into this Registration Statement.

On August 26, 2005, the Registrant’s Board of Directors authorized an increase of 600,000 shares available for issuance under the Plan, bringing the total number of shares reserved for issuance to 1,200,000. This increase was approved by the Registrant’s shareholders on November 10, 2005.

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3: Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file subsequently with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents and will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (except to the extent the information has been filed under a rule which states that it is not deemed to be incorporated by reference), until such time as we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold:

(i) Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005;

(ii) All of our filings pursuant to Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, since the date of the filing of our Annual Report on Form 10-K for the fiscal year ended June 30, 2005;

(iii) Description of the Company’s Common Stock contained in the registration statement for such class of securities filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Item 8: Exhibits

Exhibit No.	Exhibit Description	Page No.
5.1	Opinion of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. as to legality of our Common Stock	E – 1

10.1	Avatech Solutions, Inc. Restricted Stock Award Plan	E – 3

23.1	Consent of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young	E – 6

24.1	Power of Attorney Power of Attorney (included in signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland on June 30, 2004.

AVATECH SOLUTIONS, INC.

By:	/s/ Donald R. “Scotty” Walsh
Donald R. “Scotty” Walsh
Chief Executive Officer

The officers and directors of Avatech Solutions, Inc. whose signatures appear below, hereby constitute and appoint Donald R. Walsh and Christopher Olander as their true and lawful attorneys-in-fact and agents, with full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-1, and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed on February 10, 2006 by the following persons in the capacities indicated:

Signature	Title	Date
/s/ Donald “Scotty” Walsh	Chief Executive Officer and Director	February 10, 2006
Donald “Scotty” Walsh

/s/ Lawrence Rychlak	Chief Financial Officer	February 10, 2006
Lawrence Rychlak

/s/ W. James Hindman*	Chairman of the Board	February 10, 2006
W. James Hindman

/s/ Garnett Y. Clark, Jr.*	Director	February 10, 2006
Garnett Y. Clark, Jr.

/s/ George Cox*	Director	February 10, 2006
George Cox

/s/ Eugene J. Fischer*	Director	February 10, 2006
Eugene J. Fischer

/s/ Robert Post*	Director	February 10, 2006
Robert Post

*By:	/s/ Christopher Olander
Attorney-in-Fact